EXHIBIT .10.1 A

                            SHARE PURCHASE AGREEMENT

Between:

        Saowani Development S.A.R.L., Saowani Chaqiphan and Dror Moradov

                                     - and -

                          American Benefits Group, Inc.

            WHEREAS Saowani Development s.a.r.l., Saowani Chaqiphan, and Dror Moradov are parties to a July 15, 1997 Letter of Intent and a July 31, 1997 Assignment Agreement copies of which are attached hereto and marked as Appendices "A" and "B" respectively to this Agreement:

      AND whereas American Benefits Group, Inc. become a party to Appendices "A" and "B" pursuant to a further Assignment Agreement dated August 26, 1997 a copy of which is attached hereto and marked as Appendix "C" to this Agreement:

      AND whereas the parties hereto wish to reduce their Agreements to written form the parties hereto covenant and agree that:

1. Miss Saowani Chaqiphan and Mr. Dror Moradov, the sole Shareholders of Saowani Development s.a.r.l., shall sell to American Benefits Group, Inc. and American Benefits Group, Inc. shall purchase from Saowani Chaqiphan and Dror Moradov ninety (90%) percent of the issued stock of Saowani Development s.a.r.l..

2. In consideration for the transfer of Shares noted in clause 1 herein American Benefits Group, Inc. shall:

      (a) Fund all research and development work on Saowani Development s.a.r.l.'s mining perimeters as noted in Appendix "A" so long as American Benefits Group, Inc. or an American Benefits Group, Inc. controlled Company remains a Shareholder of Saowani Development s.a.r.l. and,

      (b) Provide Mr. Dror Moradov and Miss Saowani Chaqiphan, so long as they are Shareholders of Saowani Development s.a.r.l., with copies of all engineering reports commissioned by American Benefits Group, Inc. pertaining to the Saowani Development s.a.r.l. perimeters noted in Appendix "A".

3. Saowani Development s.a.r.l. agrees that any and all funds expended by American Benefits Group, Inc. on the gold perimeters noted in paragraph 5 of Appendix "A" hereto shall be repaid to American Benefits Group, Inc. in accordance with terms and conditions contained in paragraph 9 (d) of Appendix "A".

4. No party to this Agreement shall transfer, assign, dispose or otherwise encumber their shares of Saowani Development s.a.r.l. without first providing the other parties hereto with a ninety (90) day right of first refusal to purchase the said Shares provided that the "other parties hereto" are; at the time the Shares are to be transferred, sold, assigned or otherwise disposed of, Shareholders of Saowani Development s.a.r.l.. 5. The parties hereto specifically acknowledge that any and all representations considerations, conditions, warranties, provisions or other restrictions contained in any of this Agreement's Appendices have been met in full. 6. "Net defined profits" as stated in paragraph 9 (d) in Appendix "A" is defined as follows, namely: (a) Total Revenues from a perimeter less all expenses associated thereto not including tax. 7. The parties hereto acknowledge that there are no other Agreements between themselves and that this Agreement is the sole Agreement governing their relationship and that none of the parties has made any representation, warranty, Agreement or otherwise with the others.

      WHEREOF the parties hereto agree to the contents and agree to be bound thereto, this 31st day of January 1998.


      /s/ Dror Moradov                    /s/  Gerald E Sklar
      -----------------------------       --------------------------------------
      DROR MORADOV                              Witness


      /s/ Saowani Chaqiphan               /s/  Gerald E Sklar
      -----------------------------       --------------------------------------
      SAOWANI CHAQIPHAN                         Witness


      /s/  Gerald E Sklar
      -----------------------------       --------------------------------------
      AMERICAN BENEFITS GROUP, INC.             Witness


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